Exhibit 10.1

SEPARATION AGREEMENT

This Separation Agreement (this “Agreement”) is made and entered into as of June 24, 2013 (the “Effective Date”), by and between Kenneth W. Robuck (“Executive”) and Global Power Equipment Group Inc. (the “Company”). The Company and Executive are sometimes collectively referred to herein as the Parties and individually as a Party.

WHEREAS, Executive and the Company have determined to provide for the termination of Executive’s employment with the Company on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereto agree as follows:

1. Termination of Employment.

(a) Resignation. As of July 1, 2013, Executive hereby resigns from his position as Senior Vice President and President of the Services Division of the Company and from any and all directorships and officer positions Executive may hold with the Company’s affiliates. Executive hereby agrees to execute any and all documentation to effectuate such resignations upon request by the Company, but he shall be treated for all purposes as having so resigned on July 1, 2013, regardless of when or whether he executes any such documentation. As used in this Agreement, the term “affiliate” shall mean any entity controlled by, controlling, or under common control with, the Company.

(b) Termination of Employment. Executive shall continue to serve as a full-time employee of the Company from the Effective Date through July 31, 2013 (the “Separation Date”) at his base salary level in effect as of the Effective Date, and shall conscientiously and in good faith make efforts to facilitate the successful transition of the individual who succeeds Executive and perform such other duties as may from time-to-time be specified by the Chief Executive Officer of the Company. In connection therewith, Executive shall make himself available (by telephone or otherwise) at reasonable times during normal business hours and on reasonable notice to provide such services. Effective as of the Separation Date, Executive’s employment with the Company and its affiliates shall terminate.

2. Accrued Benefits. The Company shall pay or provide to Executive the following payments and benefits:

(a) Salary and Vacation Pay. On the Separation Date, the Company shall issue to Executive his final paycheck, reflecting (i) his earned but unpaid base salary through the Separation Date, and (ii) his accrued but unused vacation pay through the Separation Date.

(b) Expense Reimbursements. The Company, within 30 calendar days after the Separation Date, shall reimburse Executive for any and all reasonable business expenses incurred by Executive in connection with the performance of his duties prior to the Separation Date, which expenses shall be submitted by Executive to the Company with supporting receipts and/or documentation no later than 15 calendar days after the Separation Date.

3. Severance Benefits. In consideration of, and subject to and conditioned upon Executive’s execution and non-revocation of the release attached as Exhibit A to this Agreement (the “Release”) and as provided in Section 4 of this Agreement, and provided that Executive has fully complied with his obligations set forth in the Release and Sections 1, 5, 6, 9 and 10 of this Agreement, the Company shall pay or provide to Executive the following payments and benefits, which Executive acknowledges and agrees constitute adequate and valuable consideration, in and of themselves, for the promises contained in this Agreement:

(a) Severance. The Company shall pay to Executive an amount equal to $477,800, payable over the period commencing on the first payroll date that occurs after the Release becomes effective and irrevocable in accordance with its terms, and ending on March 12, 2014, in equal installments in accordance with the Company’s normal payroll practices as they may exist from time to time.

(b) Attorneys’ Fees. The Company shall reimburse Executive for the reasonable attorneys’ fees he incurred in connection with the negotiation, implementation, and documentation of this Agreement and the Release, which reimbursement shall be payable in a single lump sum no later than 45 calendar days after the Separation Date, provided that (i) the Release described in Section 4 below becomes effective and irrevocable in accordance with its terms within this 45-day period, (ii) Executive submits the reimbursement request to the Company in writing, with supporting documentation, no later than 15 calendar days after the Separation Date, and (iii) in no event shall the Company reimburse attorneys’ fees in excess of $5,000.

4. Release of Claims. Executive agrees that, as a condition to Executive’s right to receive the payments and benefits set forth in Section 3, within 21 calendar days following the Separation Date (the “Release Period”), Executive shall execute and deliver the Release to the Company. If Executive fails to execute and deliver the Release to the Company during the Release Period, or if the Release is revoked by Executive or otherwise does not become effective and irrevocable in accordance with its terms, then Executive will not be entitled to any payment or benefit under Section 3 of this Agreement.

5. Confidential Information.

(a) “Confidential Information” means information disclosed to Executive or known by Executive as a result of employment by the Company and its affiliates, not generally known to the trade or industry in which the Company or its affiliates are engaged, about products, processes, technologies, machines, customers, clients, employees, services and strategies of the Company and its affiliates, including, but not limited to, inventions, research, development, manufacturing, purchasing, financing, computer software, computer hardware, automated systems, engineering, marketing, merchandising, selling, sales volumes or strategies, number or location of sales representatives, names or significance of the Company’s customers or clients or their employees or representatives, preferences, needs or requirements, purchasing histories, or other customer or client-specific information. “Work Product” means all inventions, drawings, improvements, developments, methods, processes, programs, designs and all similar or related information which relates to the Company’s or any of its affiliates’ actual or anticipated business or research and development or existing or future products or services and which are conceived, developed, contributed to or made by Executive (either solely or jointly with others) while employed by or serving as a consultant to the Company or any of its affiliates. The Parties acknowledge and agree that Confidential Information and Work Product are, and shall continue to be, the property of the Company.

(b) Executive recognizes that the Confidential Information is of great value to the Company, that the Company has legitimate business interests in protecting its confidential information, and that the disclosure to anyone not authorized to receive such information will cause immediate and irreparable injury to the Company. Unless Executive first secures the Company’s written consent (which may be withheld for any reason or no reason), Executive will not divulge, disclose, use, copy, disseminate, lecture upon or publish Confidential Information. Executive understands and agrees that the obligations not to disclose, use, disseminate, lecture upon or publish Confidential Information shall continue after termination of employment for any reason. Further, Executive will use his best efforts and diligence to safeguard and to protect the Confidential Information against disclosure, misuse, espionage, loss or theft.

(c) Executive agrees that upon the Separation Date, or at any other time that the Company may request, for whatever reason, Executive shall deliver to the Company all computer equipment or backup files of or relating to the Company or its affiliates, all memoranda, correspondence, customer data, notes, plans, records, reports, manuals, photographs, computer tapes and software and other documents and data (and all copies thereof) relating to Confidential Information, Work Product, or the business of the Company or its affiliates which Executive has in his possession, custody or control. If the Company requests, Executive (or his representative) agrees to provide written confirmation that Executive has returned all such materials and perform all actions requested by the Company to establish and confirm the Company’s ownership of any Confidential Information and Work product (including, without limitation, assignments, consents, powers of attorney and other instruments).

6. Non-compete, Non-solicitation.

(a) Executive agrees that during the “Protection Period” (as defined below), Executive will not directly or indirectly (by himself or in association with any individual or entity) own, operate, manage, control, be employed by, participate in, consult with, advise, provide services for, or in any manner engage in any business which competes in any way with the business of the Company and its affiliates, which the Parties acknowledge includes the provision of power generation equipment and modification and maintenance services for customers in the domestic and international energy, power infrastructure or service industries, or in any other business activity that the Company or its affiliates is conducting, or has active plans to conduct, as of the Separation Date. This restriction shall apply to any geographic area in which the Company, or any affiliate for which Executive had any responsibilities during the term of his employment, engaged in business, or had active plans to engage in business, during the term of Executive’s employment. The restrictions contained herein shall not prohibit Executive from being a passive owner of not more than 5% of the outstanding stock of a corporation which is publicly traded, so long as Executive has no active participation in the business of such corporation.

(b) Executive agrees that during the Protection Period, Executive will not directly or indirectly: (i) solicit or induce, or attempt to solicit or induce, any employee, consultant or independent contractor of the Company or of any affiliate to terminate his or her employment or relationship with the Company or affiliate; (ii) hire any person who Executive knows was an employee, consultant or independent contractor of the Company or of any affiliate during the last 6 months of Executive’s employment by the Company; or (iii) induce or attempt to induce any customer, supplier, distributor, franchisee, licensee, or other individual or entity that has any business relationship with the Company or any of its affiliate to cease doing business with the Company or any of its affiliates, or in any way interfere with the relationship between any such customer, supplier, distributor, franchisee, licensee, or any other individual or entity and the Company or any of its affiliates.

(c) To enable the Company to monitor Executive’s compliance with the obligations imposed by this Agreement, Executive agrees to inform the Company, upon the Separation Date, of the identity of any new employer and of Executive’s new job title. Executive will continue to so inform the Company, in writing, any time Executive changes employment during the Protection Period.

(d) In the event that any of these provisions are deemed invalid or unenforceable under applicable law, that shall not affect the validity or enforceability of the remaining provisions. To the extent any provision is unenforceable because it is overbroad, that provision shall be limited to the extent required by applicable law and enforced as so limited.

(e) Executive has carefully considered the nature and extent of the restrictions upon him and the rights and remedies conferred upon the Company under this Section 6, and hereby acknowledges and agrees that the same are reasonable in time and territory, are designed to eliminate competition that otherwise would be unfair to the Company, do not stifle the inherent skill and experience of Executive, would not operate as a bar to Executive’s sole means of support, are fully required to protect the legitimate interests of the Company, and do not confer a benefit upon the Company disproportionate to the detriment to Executive.

(f) For purposes of this Section 6, the term “Protection Period” shall mean the period commencing on the Effective Date and ending on the first anniversary of the Separation Date, provided, however, that such period shall be extended by any length of time during which Executive is in breach of the covenants contained in this Section 6.

7. Remedies. Executive recognizes and affirms that in the event of his breach of any provision of Sections 5 or 6 hereof, money damages would be inadequate and the Company would have no adequate remedy at law. Accordingly, Executive agrees that in the event of a breach or a threatened breach by Executive of any of the provisions of Sections 5 or 6, the Company, in addition and supplementary to other rights and remedies existing in its favor, may (a) apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security), and (b) exercise its rights hereunder to cease any further payments under Section 3 hereof. Executive understands and acknowledges that the Company can bar him from disclosing or using Confidential Information, bar him from accepting or continuing prohibited employment or rendering prohibited services, or bar him from soliciting certain individuals and entities for the periods specified in Sections 5 and 6 above. In the event that the Company institutes legal action to enforce Sections 5 or 6 of this Agreement, Executive agrees that the Company shall be entitled to recover from him its costs of any action (including reasonable attorneys’ and expert fees and expenses). Nothing in this Section 7 will be deemed to limit the Company’s remedies at law or in equity for any breach by Executive of any of the provisions of Sections 5 or 6 that may be pursued or availed of by the Company.

8. Employment Agreement and Equity Awards. Executive acknowledges that the payments and arrangements contained in this Agreement shall constitute full and complete satisfaction of any and all amounts properly due and owing to Executive as a result of his employment with the Company and the termination thereof. Executive agrees that, as of the Effective Date, this Agreement supersedes and replaces the Employment Agreement, dated as of October 1, 2007, by and among the Company, Williams Industrial Services Group, L.L.C. and Executive (the “Employment Agreement”) and that the Company has no further obligations to Executive under the terms of the Employment Agreement as of the Effective Date. Executive also agrees that all outstanding restricted stock unit awards (and any other equity-based awards) granted to Executive under the Company’s equity plans (including without limitation any right to dividend equivalents) shall be forfeited automatically without further action or notice as of the Separation Date.

9. Company Policies.

(a) Compensation Recovery Policy. Executive acknowledges that he shall remain subject to the provisions of the Company’s Compensation Recoupment Policy Acknowledgement and Agreement and the related Compensation Recovery Policy (the “Compensation Recovery Policy”), as in effect on the Effective Date, which agreement and Compensation Recovery Policy shall survive and continue in full force and effect notwithstanding the termination of Executive’s employment. The Parties acknowledge that, on and after the Effective Date, the Company may not amend or modify the Compensation Recovery Policy in a manner that adversely affects Executive, unless the Company determines in good faith that such amendment or modification is required in order to comply with applicable laws or exchange listing requirements.

(b) Insider Trading Policy. Executive acknowledges that he shall remain subject to the provisions of the Company’s Insider Trading and Securities Law Compliance Policy, as in effect on the Effective Date (the “Insider Trading Policy”), through the Separation Date. In addition, on and after the Separation Date: (i) Executive acknowledges that he shall remain subject to the Insider Trading Policy to the extent provided in the provisions of Section IX (Post Termination Transactions) thereof, which provisions shall survive and continue in full force and effect notwithstanding the termination of Executive’s employment, and (ii) Executive agrees that during the period beginning on the Separation Date and ending September 30, 2013, Executive, as well as his family members and other members of his household, shall not engage in any transaction involving the Company’s securities (including a stock plan transaction, or a gift, loan, pledge, contribution to a trust, 401(k) transfer or any other transfer) without first obtaining pre-clearance of the transaction from the Company’s General Counsel. A request for pre-clearance should be submitted in writing to the Company’s General Counsel in accordance with Section 11(h) below at least two business days in advance of the proposed transaction. The General Counsel is under no obligation to approve a trade submitted for pre-clearance and may determine not to permit the trade.

10. Non-Disparagement. Executive agrees that he will not do or say anything that could reasonably be expected to disparage or impact negatively the name or reputation in the marketplace of the Company or any of its affiliates, employees, officers, directors, stockholders, members, principals or assigns. Subject to Executive’s continuing obligations to comply with Section 5 hereof as provided herein, nothing in this Section 10 shall preclude Executive from responding truthfully to any legal process or truthfully testifying in a legal or regulatory proceeding, provided that, to the extent permitted by law, Executive promptly informs the Company of any such obligation prior to participating in any such proceedings. The Company likewise agrees that it will not release any information or make any statements, and its officers and directors shall not do or say anything that could reasonably be expected to disparage or impact negatively the name or reputation in the marketplace of Executive. Nothing herein shall preclude the Company or any of its affiliates, employees, officers, directors, stockholders, members, principals or assigns from responding truthfully to any legal process or truthfully testifying in a legal or regulatory proceeding, provided that to the extent permitted by law, the Company will promptly inform Executive in advance if it has reason to believe such response or testimony will directly relate to Executive, or preclude the Company from complying with applicable disclosure requirements.

11. Miscellaneous.

(a) Section 409A. The intent of the Parties is that payments and benefits under this Agreement comply with Section 409A of the Code (“Section 409A”) or are exempt therefrom and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. If Executive notifies the Company (with specificity as to the reason therefor) that Executive believes that any provision of this Agreement would cause Executive to incur any additional tax or interest under Section 409A and the Company concurs with such belief or the Company (without any obligation whatsoever to do so) independently makes such determination, the Company shall, after consulting with Executive, reform such provision in a manner that is economically neutral to the Company to attempt to comply with Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Section 409A. The Parties hereby acknowledge and agree that (i) the payments and benefits due to Executive under Section 3 above are payable or provided on account of Executive’s “separation from service” within the meaning of Section 409A, (ii) the payments and benefits under this Agreement are intended to be treated as separate payments for purposes of Section 409A, and (iii) Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code. Notwithstanding any provision of this Agreement to the contrary, any payment under this Agreement that is considered nonqualified deferred compensation subject to Section 409A shall be paid no earlier than (1) the date that is six months after the date of the Executive’s separation from service for any reason other than death, or (2) the date of the Executive’s death. In no event may the Executive, directly or indirectly, designate the calendar year of any payment under this Agreement.

(b) Withholding. The Company or its affiliates, as applicable, may withhold from any amounts payable or benefits provided under this Agreement such Federal, state, local, foreign or other taxes as shall be required to be withheld pursuant to any applicable law or regulation. Notwithstanding the foregoing, Executive shall be solely responsible and liable for the satisfaction of all taxes, interest and penalties that may be imposed on Executive in connection with this Agreement (including any taxes, interest and penalties under Section 409A of the Code), and neither the Company nor its affiliates shall have any obligation to indemnify or otherwise hold Executive harmless from any or all of such taxes, interest or penalties.

(c) Severability. In construing this Agreement, if any portion of this Agreement shall be found to be invalid or unenforceable, the remaining terms and provisions of this Agreement shall be given effect to the maximum extent permitted without considering the void, invalid or unenforceable provision.

(d) Successors. This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive’s surviving spouse, heirs, and legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its affiliates, and their respective successors and assigns. Except as provided in the next sentence, the Company may not assign this Agreement or delegate any of its obligations hereunder without the prior written consent of Executive. The Company, however, shall cause any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all or a substantial portion of its business and/or assets to assume this Agreement expressly in writing and to expressly agree to perform this Agreement immediately upon such succession in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

(e) Final and Entire Agreement; Amendment. This Agreement, together with the Release, represents the final and entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, negotiations and discussions between the Parties hereto and/or their respective counsel with respect to the subject matter hereof. Any amendment to this Agreement must be in writing, signed by duly authorized representatives of the Parties, and stating the intent of the Parties to amend this Agreement.

(f) Representation By Counsel. Each of the Parties acknowledges that it or he has had the opportunity to consult with legal counsel of its or his choice prior to the execution of this Agreement and the Release. Without limiting the generality of the foregoing, Executive acknowledges that he has had the opportunity to consult with his own independent legal counsel to review this Agreement for purposes of compliance with the requirements of Section 409A or an exemption therefrom, and that he is relying solely on the advice of his independent legal counsel for such purposes. Moreover, the Parties acknowledge that they have participated jointly in the negotiation and drafting of this Agreement and the Release. If any ambiguity or question of intent or interpretation arises, this Agreement and the Release shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

(g) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia, without reference to conflict of laws principles.

(h) Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other Party or by registered or certified mail, return receipt requested, postage prepaid, or by overnight courier, addressed as follows:

If to Executive: at Executive’s most recent address on the records of the Company;

If to the Company: Global Power Equipment Group Inc., 400 E. Las Colinas Boulevard, Suite No. 400 Irving, TX 75039, Attention: General Counsel;

or to such other address as either Party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective on the date of delivery if delivered by hand, on the first business day following the date of dispatch if delivered utilizing overnight courier, or three business days after having been mailed, if sent by registered or certified mail.

(i) Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile or other electronic transmission), each of which shall be deemed an original, but all of which taken together shall constitute one original instrument.

(Signatures are on the following page)

IN WITNESS WHEREOF, the Parties hereto have each executed this Agreement as of the date first above written.

GLOBAL POWER EQUIPMENT GROUP INC.

By:	/s/ Melanie Barth

Its:	Chief Human Resources Officer

EXECUTIVE

/s/ Kenneth W. Robuck
Kenneth W. Robuck

EXHIBIT A

GENERAL RELEASE

This General Release (this “Release”) is entered into by and between Kenneth W. Robuck (the “Executive”) and Global Power Equipment Group Inc. (the “Company”) effective as of the          day of August, 2013.

1. Employment Status. Executive’s employment with the Company and its affiliates terminated effective as of July 31, 2013.

2. Payments and Benefits. Upon the effectiveness of the terms set forth herein, the Company shall provide Executive with the benefits set forth in Section 3 of the Separation Agreement between Executive and the Company dated as of June 24, 2013 (the “Separation Agreement”), upon the terms, and subject to the conditions, of the Separation Agreement. Executive agrees that he is not entitled to receive any additional payments as wages, vacation or bonuses except as otherwise provided under Sections 2 and 3 of the Separation Agreement.

3. No Liability. This Release does not constitute an admission by the Company or its affiliates or their respective officers, directors, partners, agents, or employees, or by Executive, of any unlawful acts or of any violation of federal, state or local laws.

4. Claims Released by Executive. In consideration of the payments and benefits set forth in Section 3 of the Separation Agreement, Executive for himself, his heirs, administrators, representatives, executors, successors and assigns (collectively, “Releasors”) does hereby irrevocably and unconditionally release, acquit and forever discharge the Company, its subsidiaries, affiliates and their respective successors and assigns (the “Global Power Group”) and each of its officers, directors, partners, agents, and former and current employees, including without limitation all persons acting by, through, under or in concert with any of them (collectively, “Releasees”), and each of them, from any and all claims, demands, actions, causes of action, costs, expenses, attorney fees, and all liability whatsoever, whether known or unknown, fixed or contingent, which Executive has, had, or may ever have against the Releasees relating to or arising out of Executive’s employment or separation from employment with the Global Power Group, from the beginning of time and up to and including the date Executive executes this Release. This Release includes, without limitation, (a) law or equity claims; (b) contract (express or implied) or tort claims; (c) claims for wrongful discharge, retaliatory discharge, whistle blowing, libel, slander, defamation, unpaid compensation, wage and hour violations, intentional infliction of emotional distress, fraud, public policy contract or tort, and implied covenant of good faith and fair dealing, whether based in common law or any federal, state or local statute; (d) claims under or associated with any of the Global Power Group’s equity compensation plans or arrangements; (e) claims arising under any federal, state, or local laws of any jurisdiction that prohibit age, sex, race, national origin, color, disability, religion, veteran, military status, sexual orientation, or any other form of discrimination, harassment, or retaliation (including without limitation under the Age Discrimination in Employment Act of 1967 as amended by the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964 as amended by the Civil Rights Act of 1991, the Equal Pay Act of 1962, and the Americans with Disabilities Act of 1990, the Rehabilitation Act, the Family and Medical Leave Act, the Sarbanes-Oxley Act, the Employee Polygraph Protection Act, the Uniformed Services

Employment and Reemployment Rights Act of 1994, the Equal Pay Act, the Lilly Ledbetter Fair Pay Act or any other foreign, federal, state or local law or judicial decision); (f) claims arising under the Employee Retirement Income Security Act; and (g) any other statutory or common law claims related to Executive’s employment with the Global Power Group or the separation of Executive’s employment with the Global Power Group.

Without limiting the foregoing paragraph, Executive represents that he understands that this Release specifically releases and waives any claims of age discrimination, known or unknown, that Executive may have against the Global Power Group as of the date he signs this Release. This Release specifically includes a waiver of rights and claims under the Age Discrimination in Employment Act of 1967, as amended, and the Older Workers Benefit Protection Act. Executive acknowledges that as of the date he signs this Release, he may have certain rights or claims under the Age Discrimination in Employment Act, 29 U.S.C. §626 and he voluntarily relinquishes any such rights or claims by signing this Release.

Notwithstanding the foregoing provisions of this Section 4, nothing herein shall release the Global Power Group from (i) any obligation under the Separation Agreement, including without limitation Section 3 of the Separation Agreement; (ii) any obligation to provide all benefit entitlements under any Company benefit or welfare plan that were vested as of the Separation Date, including under the Company’s 401(k) plan and the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended; and (iii) any rights or claims that relate to events or circumstances that occur after the date that Executive executes this Release. In addition, nothing in this Release is intended to interfere with Executive’s right to file a charge with the Equal Employment Opportunity Commission or any state or local human rights commission in connection with any claim Executive believes he may have against the Releasees. However, by executing this Release, Executive hereby waives the right to recover any remuneration, damages, compensation or relief of any type whatsoever from the Company in any proceeding that Executive may bring before the Equal Employment Opportunity Commission or any similar state commission or in any proceeding brought by the Equal Employment Opportunity Commission or any similar state commission on Executive’s behalf.

5. Representations. Executive acknowledges and represents that, as an employee of the Company and its affiliates, he has been obligated to, and has been given the full and unfettered opportunity to, report timely to the Company any conduct that would give rise to an allegation that the Company or any affiliate has violated any laws applicable to its businesses or has engaged in conduct which could otherwise be construed as inappropriate or unethical in any way, even if such conduct is not, or does not appear to be, a violation of any law. Executive acknowledges that a condition of the payment of the benefits under Section 3 of this Agreement is his truthful and complete representation to the Company regarding any such conduct, including but not limited to conduct regarding compliance with the Company’s Code of Ethics, policies and procedures, and with all laws and standards governing the Company’s business. Executive’s truthful and complete representation, based on his thorough search of his knowledge and memory, is as follows: Executive has not been directly or indirectly involved in any such conduct; no one has asked or directed him to participate in any such conduct; and Executive has no specific knowledge of any conduct by any other person(s) that would give rise to an allegation that the Company or any affiliate has violated any laws applicable to its businesses or has engaged in conduct which could otherwise be construed as inappropriate or unethical in any way.

6. Bar. Executive acknowledges and agrees that if he should hereafter make any claim or demand or commence or threaten to commence any action, claim or proceeding against the Releasees with respect to any cause, matter or thing which is the subject of the release under Section 4 of this Release, this Release may be raised as a complete bar to any such action, claim or proceeding, and the applicable Releasee may recover from Executive all costs incurred in connection with such action, claim or proceeding, including attorneys’ fees, along with the benefits set forth in Section 3 of the Separation Agreement.

7. Governing Law. This Release shall be governed by and construed in accordance with the laws of the State of Georgia, without regard to conflicts of laws principles.

8. Acknowledgment. Executive has read this Release, understands it, and voluntarily accepts its terms, and Executive acknowledges that he has been advised by the Company to seek the advice of legal counsel before entering into this Release. Executive acknowledges that he was given a period of 21 calendar days within which to consider and execute this Release, and to the extent that he executes this Release before the expiration of the 21-calendar-day period, he does so knowingly and voluntarily and only after consulting his attorney. Executive acknowledges and agrees that the promises made by the Global Power Group hereunder represent substantial value over and above that to which Executive would otherwise be entitled.

9. Revocation. Executive has a period of 7 calendar days following the execution of this Release during which Executive may revoke this Release by delivering written notice to the Company pursuant to Section 11(h) of the Separation Agreement, and this Release shall not become effective or enforceable until such revocation period has expired. Executive understands that if he revokes this Agreement, it will be null and void in its entirety, and he will not be entitled to any payments or benefits provided in this Release, including without limitation under Section 2 of the Release.

10. Miscellaneous. This Release is the complete understanding between Executive and the Global Power Group in respect of the subject matter of this Release and supersedes all prior agreements relating to Executive’s employment with the Global Power Group, except as specifically excluded by this Release. Executive has not relied upon any representations, promises or agreements of any kind except those set forth herein in signing this Release. In the event that any provision of this Release should be held to be invalid or unenforceable, each and all of the other provisions of this Release shall remain in full force and effect. If any provision of this Release is found to be invalid or unenforceable, such provision shall be modified as necessary to permit this Release to be upheld and enforced to the maximum extent permitted by law. Executive agrees to execute such other documents and take such further actions as reasonably may be required by the Global Power Group to carry out the provisions of this Release.

11. Counterparts. This Release may be executed by the parties hereto in counterparts (including by means of facsimile or other electronic transmission), each of which shall be deemed an original, but all of which taken together shall constitute one original instrument.

(Signatures are on the following page)

IN WITNESS WHEREOF, the parties have executed this Release on the date first set forth above.

GLOBAL POWER EQUIPMENT GROUP INC.

By:

Its:

EXECUTIVE

Kenneth W. Robuck

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